Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Conexant Systems, Inc. on Form S-8 of our reports dated October 18, 2001 and March 22, 2002, appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the year ended September 30, 2001, and the Annual Report on Form 11-K of Conexant Systems, Inc. Retirement Savings Plan for the year ended September 30, 2001, respectively. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.





DELOITTE & TOUCHE LLP


Costa Mesa, California
April 23, 2002